UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

LANTRONIX, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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LANTRONIX, INC.

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 18, 2009
9:00 A.M. PACIFIC STANDARD TIME

Dear Stockholder:

We will hold our 2009 Annual Meeting of Stockholders at 610 Newport Center Drive, First Floor, Newport Beach, California 92660, on Wednesday, November 18, 2009, at 9:00 a.m. Pacific Standard time for the following purposes:

1.	To elect seven directors to serve until the 2010 Annual Meeting of Stockholders or until their successors are duly elected or appointed;

2.
To authorize the Board to implement, in its discretion, a reverse stock split of our outstanding shares of common stock with a range of one-third to one-sixth of a share for each outstanding share of common stock, and to file an amendment to our Certificate of Incorporation to effect such a reverse stock split;

3.	To ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accountants for the fiscal year ending June 30, 2010; and

4.	To transact such other business as may properly come before the Annual Meeting.

Any action on the items described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

The foregoing business items are more fully described in the following pages, which are made part of this Notice.  Stockholders of record who owned our common stock at the close of business on September 23, 2009, are entitled to attend and vote at the Annual Meeting.  We are pleased to be using the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders primarily over the Internet. We believe that this new process should expedite stockholders’ receipt of proxy materials, lower the costs of our annual meeting and help to conserve natural resources. On October 9, 2009, we mailed our stockholders a notice containing instructions on how to access our 2009 Proxy Statement (the “Proxy Statement”) and Annual Report on Form 10-K (“Form 10-K”) and vote online. The notice also included instructions on how to receive a paper copy of your annual meeting materials, including the notice of annual meeting, Proxy Statement and proxy card. If you received your annual meeting materials by mail, the notice of annual meeting, Proxy Statement and proxy card were enclosed. If you received your annual meeting materials via e-mail, the e-mail contained voting instructions and links to the Annual Report and the Proxy Statement on the Internet, which are both available at www.proxyvote.com.

All stockholders are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, please cast your vote as instructed in the Notice of Internet Availability of Proxy Materials as promptly as possible. If you choose to receive paper copies of your proxy materials, including the proxy card, please complete, sign and date the proxy card and return it promptly in the postage-paid return envelope in order to ensure that your vote will be counted if you later decide not to, or are unable to, attend the meeting. Even if you have given your proxy, you may still attend and vote in person at the meeting after revoking your proxy prior to the meeting.

Lewis Solomon
Chairman
Board of Directors

Irvine, California
October 9, 2009

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2009 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT
TABLE OF CONTENTS

		Page
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
INFORMATION CONCERNING SOLICITATION AND VOTING AT THE ANNUAL MEETING		2
—	Record Date	3
—	Street Name Holdings	3
—	Revocability of Proxies	3
—	Our Voting Recommendations	3
—	Voting and Solicitation	3
—	Householding	4
—	Quorum; Abstentions; Broker Non-Votes	4
—	Stockholder Proposals	5
DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS		5
CORPORATE GOVERNANCE AND OTHER MATTERS		5
PROPOSALS TO BE VOTED ON		5
—	Nomination of Director Candidates	5
—	Stockholder Communications with Our Board of Directors	8
—	PROPOSAL ONE—Election of Directors	8
—	PROPOSAL TWO—Authorization of the Board to implement, in its discretion, a reverse stock split of our outstanding shares of common stock with a range of one-third of a share to one-sixth of a share for each outstanding share of common stock, ant to file an amendment to our Certificate of Incorporation to effect such a reverse stock split.	11
—	PROPOSAL THREE—Ratification of Appointment of Independent Registered Public Accountants	17
AUDIT COMMITTEE REPORT		19
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT		20
DIRECTOR COMPENSATION		21
EXECUTIVE COMPENSATION
—	Summary Compensation Table	22
—	Outstanding Equity Awards	23
—	Post-Employment/Change in Control Payments	24
OTHER INFORMATION
—	Section 16(a) Beneficial Ownership Reporting Compliance	26
—	Related Party Transactions	27
—	Indemnification and Insurance	27
—	Where to Find More Information	27
OTHER MATTERS
APPENDIX A Certificate of Amendment to the Certificate of Incorporation

LANTRONIX, INC.
Corporate Headquarters
15353 Barranca Parkway
Irvine, California 92618
(949) 453-3990
www.lantronix.com
_____________________

PROXY STATEMENT FOR 2009 ANNUAL MEETING OF STOCKHOLDERS
_____________________

Our Board of Directors solicits your Proxy (the “Proxy”) on behalf of Lantronix, Inc., a Delaware corporation, for use at our 2009 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, November 18, 2009, at 9:00 a.m. Pacific Standard time, and at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at 610 Newport Center Drive, First Floor, Newport Beach, California  92660.

These “proxy materials,” which include the Proxy Statement, Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”), Proxy, letter to stockholders and Form 10-K, were first made available on or about October 9, 2009, to all stockholders entitled to vote at the Annual Meeting.  In this Proxy Statement, we refer to the fiscal year ended June 30, 2009 as the 2009 fiscal year.

INFORMATION CONCERNING SOLICITATION AND VOTING AT THE ANNUAL MEETING

Notice of Internet Availability of Proxy Materials

Pursuant to rules recently adopted by the U.S. Securities and Exchange Commission (“SEC”), we are providing access to our proxy materials over the Internet.  We are sending a Notice of Internet Availability to our stockholders of record and our beneficial owners.  All stockholders will have the option to access the proxy materials on the website referred to in the Notice of Internet Availability or to request a printed set of the proxy materials.  Instructions on how to access the proxy materials over the Internet or to request a printed copy of the proxy materials are included in the Notice of Internet Availability.  You may also request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Record Date

Stockholders of record at the close of business on September 23, 2009 (the “Record Date”) are entitled to notice of the Annual Meeting and to vote at the Annual Meeting.  Presence in person or by proxy of a majority of the shares of common stock outstanding on the Record Date is required for a quorum.  As of the close of business on the Record Date, 61,689,246 shares of our common stock were outstanding and were the only class of voting securities outstanding.  Each share is entitled to one vote on any matter that may be presented for consideration and action by the stockholders at the Annual Meeting.

Electronic Access to Proxy Materials

The Notice of Internet Availability will provide you with instructions on how to:

•	View on the Internet the proxy materials for our Annual Meeting; and

•	Instruct us to send our future proxy materials to you electronically by e-mail.

Choosing to receive future proxy materials by e-mail will save us the cost of printing and mailing the proxy materials to you and will reduce the environmental impact of our Annual Meeting.  If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions including a link to the proxy materials and a link to the proxy voting site.  Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Street Name Holdings

Most stockholders hold their shares through a broker, trustee or other nominee rather than directly in their own name.  If you do hold shares directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered the stockholder of record with respect to those shares and we are sending these proxy materials directly to you.  As a stockholder of record, you have the right to grant your voting proxy directly to the named proxy holder or to vote in person at the Annual Meeting.  If your shares are held in a brokerage account or by a trustee or other nominee, you are considered the beneficial owner of these shares held in “street name,” and these proxy materials are being made available to you together with a voting instruction card, by your broker, trustee or nominee.  As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote.  You are also entitled to attend the Annual Meeting; however, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares giving you the right to vote the shares in person at the Annual Meeting.

Revocability of Proxies

Any stockholder has the power to revoke his or her Proxy or voting instructions at any time before the Annual Meeting.  If you are a stockholder of record, you may revoke your Proxy (i) by submitting a written notice of revocation to Lantronix, Inc., 15353 Barranca Parkway, Irvine, California 92618, Attention: Corporate Secretary, (ii) by submitting a duly executed written Proxy bearing a later date to change your vote, or (iii) by providing new voting instructions to your broker, trustee or nominee. A Proxy will not be voted if the stockholder of record who executed it is present at the Annual Meeting and votes the shares represented by the Proxy in person at the Annual Meeting.  For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Our Voting Recommendations

The Board of Directors recommends that you vote:

•	“FOR” the nominees named herein to serve as directors until the 2010 Annual Meeting of Stockholders;

•
“FOR” the authorization of the Board to implement, in its discretion, a reverse stock split of our outstanding shares of common stock with a range of one-third of a share to one-sixth of a share for each outstanding share of common stock, and to file an amendment to our Certificate of Incorporation to effect such a reverse stock split; and

•	“FOR” the ratification of the appointment of McGladrey & Pullen, LLP as our independent registered public accountants for the fiscal year ending June 30, 2010.

Voting and Solicitation

Each share of common stock outstanding on the Record Date will be entitled to one vote on all matters presented at the Annual Meeting.  Stockholders do not have the right to cumulate their votes in the election of directors.  Voting results will be tabulated by Broadridge, Inc., our proxy services provider, and certified by the Inspector of Elections.

By signing and returning the Proxy or voting instruction card according to the enclosed instructions, you are enabling Reagan Sakai, our Chief Financial Officer and Secretary, and Ronald Irick, our Senior Corporate Counsel, who are named on the Proxy as “proxy holders,” to vote your shares at the meeting in the manner you indicate.  We encourage you to sign and return the Proxy even if you plan to attend the meeting.  In this way, your shares will be voted even if you are unable to attend the Annual Meeting.

Each valid Proxy will be voted according to the stockholder’s direction.  If no direction is given, the Proxy will be voted: (i) ”FOR” the election of each of the nominees for director named herein; (ii) “FOR” the authorization of the Board to implement, in its discretion, a reverse stock split of our outstanding shares of common stock with a range of one-third of a share to one-sixth of a share for each outstanding share of common stock, and to file an amendment to our Certificate of Incorporation to effect such a reverse stock split; and (iii) "FOR" the ratification of the appointment of McGladrey & Pullen, LLP as our independent registered public accountants for the fiscal year ending June 30, 2010. No business other than that set forth in the accompanying Notice of Annual Meeting of Stockholders is expected to come before the Annual Meeting.  Should any other matter requiring a vote of stockholders properly arise, the persons named on the Proxy will have discretionary authority to vote all proxies received with respect to such matters in accordance with their judgment.

We will pay the costs of soliciting proxies from stockholders, including the preparation, assembly, Internet posting, printing and mailing of proxy solicitation materials.  We will provide copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others with instructions to forward these materials to the beneficial owners of common stock.  We may reimburse brokerage firms and other such persons representing beneficial owners of common stock for their expenses in forwarding solicitation materials to such beneficial owners.  Proxies may be solicited by certain of our directors, officers and employees, without additional compensation, personally or by telephone, telegram, letter or facsimile.

Householding

In an effort to reduce printing costs and postage fees, we have adopted a practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of these proxy materials unless one or more of these stockholders notifies us that they wish to continue receiving individual copies.  Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate copy of these materials and/or future proxy materials, please send your request to: Lantronix, Inc., 15353 Barranca Parkway, Irvine, California 92618, Attention: Investor Relations, visit our website at www.lantronix.com, or contact Investor Relations by phone at (949) 453-3990. You may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

Householding does not apply with respect to the Notice of Internet Availability.  Each stockholder who participates in electronic delivery of proxy materials will receive an individual Notice of Internet Availability.

Quorum; Abstentions; Broker Non-Votes

                The holders of a majority of the shares of common stock outstanding on the Record Date and entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting and any adjournments or postponements thereof.  If you submit a properly executed Proxy or voting instruction card, even if you abstain from voting, your shares will be counted for purposes of determining the presence or absence of a quorum.  If a broker, trustee or other nominee indicates on a proxy that it lacks discretionary authority to vote your shares on a particular matter, commonly referred to as “broker non-votes,” those shares will also be counted for purposes of determining the presence of a quorum at the Annual Meeting.

                For purposes of Proposal 1, the seven (7) nominees receiving the greatest number of valid votes will be elected.  Because directors are elected by plurality, withheld votes and broker non-votes will be entirely excluded from the vote and will have no legal effect on the election of directors.  Proposal 2 requires the affirmative approval of a majority of the outstanding shares of the Company's common stock. Proposal 3 requires the affirmative of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting (the “Votes Cast”).  For these purposes, abstentions with respect to a matter are treated as Votes Cast with respect to such matter, so abstaining has the same effect as a negative vote.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. Thus, if you do not otherwise instruct your broker, the broker may turn in a Proxy voting your shares “FOR” routine matters but expressly instructing that the broker is NOT voting on non-routine matters.  The first and third proposals discussed in these proxy materials are currently considered routine matters.  A “broker non-vote” occurs when a broker expressly instructs on a Proxy that it is not voting on a non-routine matter.  Broker non-votes are not treated as Votes Cast.

The Board of Directors knows of no other matters to be presented for stockholder action at the annual meeting. However, if other matters do properly come before the meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Requirements for Stockholder Proposals to be Considered for Inclusion in our 2010 Proxy Materials.  Stockholders may submit proposals appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 under the Exchange Act.  For such a proposal to be included in our proxy materials relating to the 2010 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by us no later than June 11, 2010, which is the one-year anniversary of 120 days prior to the mailing date of this year’s proxy materials (expected to be October 9, 2009).  Such proposals should be delivered to the attention of our Secretary at Lantronix, Inc., 167 Technology Drive, Irvine, California 92618, and we encourage you to send a copy via e-mail to CorporateSecretary@lantronix.com.  The submission of a stockholder proposal does not guarantee that it will be included in our 2010 Proxy Statement.

Bylaw Requirements for Stockholder Proposals to be Brought Before the Annual Meeting.   Our Bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Secretary at our Corporate Headquarters not less than not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which the Company first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the Corporate Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which Public Announcement (as defined in the Bylaws) of the date of such annual meeting is first made.  For example, if we provide public disclosure on September 18, 2010, of the date of our 2010 Annual Meeting on November 17, 2010, any such proposal or nomination will be considered untimely if submitted to us after September 28, 2010.  As described in our Bylaws, the stockholder submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of our common stock.  We will not entertain any proposals or nominations at the annual meeting that do not meet these requirements.  If a stockholder complies with the requirements of the notice provisions for stockholder nominations and or other proposals as set forth in the Bylaws, we may not exercise our discretionary voting authority under proxies that we hold unless we conclude in our proxy statement a brief description of the matter and how we intend to exercise our discretion to vote on such matter.  To make a submission or to request a copy of our Bylaws, stockholders should contact our Secretary via e-mail at CorporateSecretary@lantronix.com, or by mail to Attention: Corporate Secretary, Lantronix, Inc., 167 Technology Drive, Irvine, CA 92618.  We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or nomination.

CORPORATE GOVERNANCE

Nomination of Director Candidates

The Corporate Governance and Nominating Committee considers candidates for board membership, and recommends director nominees to the independent members of the Board of Directors for consideration and approval.  There are no specific minimum qualifications that a director must possess to be nominated.  However, the Corporate Governance and Nominating Committee assesses the appropriate skills and characteristics of a nominee based on the composition of the board as a whole and based on the nominee’s qualifications, such as independence, diversity, skills, age and experience in such areas as operations, finance, marketing and sales.

Any stockholder holding shares of our common stock (i) at the time of the giving of the notice required by the Bylaws and on the record date for the determination of stockholders entitled to vote at the annual meeting and  (ii) who has complied with the notice procedures set forth in the Bylaws, may recommend a candidate for election to the Board of Directors by directing the recommendation in writing by letter to Lantronix, Inc., 167 Technology Drive, Irvine, California 92618, Attention: Corporate Secretary.  The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and Lantronix and evidence of the recommending stockholder’s ownership of our common stock.  Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for Board membership, including issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and personal references.

In addition, a stockholder may nominate a person directly for election to our Board of Directors, provided the person meets the requirements set forth in our Bylaws and the rules and regulations of the SEC related to stockholder proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to our Board of Directors at an annual meeting, is described in the section entitled “Other Matters - Stockholder Proposals.”

Board Meetings and Committees

Our Board of Directors currently consists of seven directors, the majority of whom the Board has determined are independent under the requirements of the Nasdaq Stock Market and applicable SEC rules. Mr. Howard T. Slayen, Mr. Curtis Brown, Mr. Larry Sanders, Mr. Lewis Solomon and Mr. Thomas M. Wittenschlaeger were all deemed independent under the requirements of the Nasdaq Stock Market and applicable SEC rules. The Board of Directors held a total of seven meetings during the 2009 fiscal year, and it met without the presence of management for a portion of each meeting.  During the year certain matters were approved by the Board of Directors, or a Committee of the Board of Directors, by unanimous written consent.  During fiscal year 2009 the Board of Directors had four standing committees, the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the recently dissolved Risk Assessment and Strategy Committee.   Each Committee has a written charter approved by the Board of Directors, which are available on our website at www.lantronix.com.  In November 2008, the Risk and Strategy Committee was dissolved by the Board of Directors.

Primary Functions of the Board of Directors

Our Board of Directors oversees the conduct of our business by management and reviews our financial objectives, major corporate plans, strategies, actions and major capital expenditures. Our directors are expected to promote the best interests of our stockholders in terms of corporate governance, fiduciary responsibilities, compliance with laws and regulations, and maintenance of accounting and financial controls. Our directors participate in the selection, evaluation and, where appropriate, replacement of our chief executive officer. Directors also provide input to our chief executive officer for the evaluation and recruitment of our principal senior executives.  We strongly encourage all of our directors to attend each annual meeting of stockholders. All seven directors attended the prior year’s annual meeting.

Each director attended 75% or more of the total number of meetings of our Board of Directors and the meetings of the committees of the Board on which the director served during the 2009 fiscal year.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm, the performance of the independent registered public accounting firm, risk assessment and risk management, and finance and investment functions.  Among other matters, the Audit Committee prepares the Audit Committee Report for inclusion in the annual proxy statement; annually reviews its charter and performance; appoints, evaluates and determines the compensation of the independent registered public accounting firm; reviews and approves the audit fees and the financial statements; reviews our disclosure controls and procedures, internal controls, information security policies and corporate policies with respect to financial information and earnings guidance; oversees investigations into complaints concerning financial matters; and reviews other risks that may have a significant impact on our financial statements.  The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.  All committee members must be financially literate, and at least one member shall have accounting or related financial management expertise. The fiscal year 2009 Audit Committee was compromised of the following members: Mr. Howard Slayen (Chairperson), Mr. Larry Sanders and Mr. Thomas M. Wittenschlaeger.  Each member of the 2009 Audit Committee met the Nasdaq and SEC requirements as to independence and financial knowledge.  During fiscal year 2009 the Audit Committee met seven times.  Effective July 1, 2009, the Audit Committee continued to be comprised of Messrs. Slayen (Chairperson), Sanders and Wittenschlaeger.  The Board has determined that Mr.  Slayen, Chairperson of the Audit Committee, is an “audit committee financial expert” as defined by rules of the SEC.  A copy of the Audit Committee Charter can be found on our website, www.lantronix.com. The report of the Audit Committee is included on page 18 of this Proxy Statement.

Compensation Committee

The Compensation Committee reviews and determines salaries, performance-based incentives and other matters relating to executive compensation and administers our stock option plans, including reviewing and granting stock options to our executive officers. The Compensation Committee also reviews and determines various other compensation policies and matters.  The fiscal year 2009 Compensation Committee was comprised of the following members: Mr. Lewis Solomon (Chairperson), Mr. Larry Sanders and Mr. Howard T. Slayen.  Each member of the Compensation Committee met the Nasdaq, SEC and other regulatory requirements as to independence.  During fiscal year 2009 the Compensation Committee met six times.  Effective July 1, 2009, the Compensation Committee continues to be comprised of Messrs. Solomon (Chairperson), Sanders and Slayen.  Mr. Curtis Brown serves as a non-member advisor to the Compensation Committee.  Our Board has determined that each of Mr. Solomon, Mr. Sanders and Mr. Slayen meet the applicable Nasdaq, SEC and Internal Revenue Service rules and requirements as to independence for Compensation Committee members.  A copy of the Compensation Committee Charter can be found on our website, www.lantronix.com.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee identifies individuals qualified to become Board members, consistent with criteria approved by the Board; oversees the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently; administers the Board’s self-evaluation and identifies best practices and recommends corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance.  The Chair of the Corporate Governance and Nominating Committee also receives communications directed to non-management directors.  The Corporate Governance and Nominating Committee conducts an assessment Board members’ qualifications as independent and considers diversity, skills, age and experience in such areas as operations, finance, marketing, and sales, as well as the general needs of the Board. The 2009 Corporate Governance and Nominating Committee was compromised of the following members: Mr. Thomas M. Wittenschlaeger (Chairperson), Mr. Curtis Brown and Mr. Bernhard Bruscha.  During fiscal year 2009 the Corporate Governance and Nominating Committee met two times.  Effective July 1, 2009, the Corporate Governance and Nominating Committee continued to be comprised of Messrs. Wittenschlaeger (Chairperson), Brown and Bruscha. Our Board has determined that Mr. Wittenschlaeger and Mr. Brown meet the independence requirements of the SEC and Nasdaq.  A copy of the Corporate Governance and Nominating Committee Charter can be found on our website, www.lantronix.com.

Risk Assessment and Strategy Committee

The Risk Assessment and Strategy Committee was established in August 2008.  It provided assistance to our management and advised the Board of Directors regarding our strategic initiatives, including financial, product development, and sales and marketing initiatives; related risk assessment; and acquisition, financing or similar strategic initiatives regarding our company as may be directed by the Board of Directors from time to time.  During fiscal year 2009 the Risk Assessment and Strategy Committee met one time.  The Risk Assessment and Strategy Committee was comprised of Mr. Lewis Solomon (Chairperson), Mr. Bernhard Bruscha, Mr. Howard T. Slayen and Mr. Thomas M. Wittenschlaeger.  The Risk and Strategy Committee was dissolved by the Board of Directors in November 2008.

Code of Ethics and Complaint Procedures

We have adopted a Code of Conduct and Business Ethics Policy (the “Code of Ethics”) that applies to all of our directors, officers, and employees. The Code of Ethics operates as a tool to help our directors, officers, and employees understand and adhere to the high ethical standards we expect.  The Code of Ethics is available on our website at www.lantronix.com.  Stockholders may also obtain copies at no cost by writing to our Corporate Secretary at our corporate headquarters.

Concerns relating to accounting, internal controls or auditing matters should be brought to the attention of a member of our senior management or the Audit Committee, as appropriate, and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Stockholder Communications with Our Board of Directors

You may communicate with any director, the entire Board of Directors, or any committee of the Board by sending a letter to the director, the Board or the committee, addressed to our Corporate Secretary at Lantronix, Inc., 15353 Barranca Parkway, Irvine, California 92618. Unless the letter is marked “confidential,” our Corporate Secretary will review the letter, categorize it, and forward it to the appropriate person.  Any stockholder communication marked “confidential” will be logged as “received” and forwarded to the appropriate person without review.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven members.  The terms of all seven directors will expire at the Annual Meeting.  Seven incumbent directors, Lewis Solomon, Jerry D. Chase, Curtis Brown, Bernhard Bruscha, Larry Sanders, Howard T. Slayen and Thomas M. Wittenschlaeger, are nominated for re-election.  There are no family relationships among any directors or executive officers, including the nominees.

If elected at the Annual Meeting, each nominee will serve until the 2010 Annual Meeting of Stockholders and until his successor is elected and has qualified, or until his earlier resignation or removal.  A director elected to fill a vacancy (including a vacancy created by an increase in the size of the Board of Directors) will serve until the next annual meeting of stockholders and until his successor is elected and qualified.

Unless otherwise instructed, the holders of proxies solicited by this Proxy Statement will vote the proxies received by them for our seven nominees.  Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting.  Shares represented by signed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below.  In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the Proxy holders will vote for a nominee designated by the present Board of Directors to fill the vacancy.  We are not aware of any reason that the nominees will be unable or will decline to serve as directors.  The Board of Directors recommends a vote “FOR” the election of the nominees.

The names of the members of our Board of Directors, their ages as of September 23, 2009, and certain other information about them are set forth below.

Name	Age	Position at Lantronix	Director Since	Committee Membership
Lewis Solomon (1)	76	Chairman of the	May-08	Compensation Committee
		Board of Directors		(chairperson)
Jerry D. Chase (1)	49	President and	Feb-08
		Chief Executive
		Officer, Director
Curtis Brown (1)	62	Director	Aug-07	Corporate Governance and
				Nominating Committee
Bernhard Bruscha (1)	56	Director	Aug-07	Corporate Governance and
				Nominating Committee
Larry Sanders (1)	63	Director	Dec-07	Audit Committee and
				Compensation Committee
Howard T. Slayen (1)	62	Director	Aug-00	Audit Committee (chairperson) and Compensation Committee
Thomas M.	52	Director	Sep-07	Audit Committee, Corporate
Wittenschlaeger (1)				Governance and Nominating
				Committee (chairperson)

(1)  Current nominee for reelection to our Board of Directors.

Director Nominees

Lewis Solomon has been a member of our Board of Directors since May 2008 and was elected Chairman of our Board of Directors in November 2008.  Mr. Solomon is currently Chairman of SCC Company, a consulting firm which specializes in technology.  Prior to founding SCC, Mr. Solomon was Executive Vice President of Alan Patricof Associates (“APA”), an international venture fund with over $300 million in committed or invested capital.  While at APA Mr. Solomon was the lead investor in many successful venture deals in the U.S. and was also active in its European investments. During that period Mr. Solomon served as a director on numerous boards where the firm had made equity investments.  Mr. Solomon is currently on the Board of Directors of Anadigics, Inc. (Nasdaq: ANAD), a manufacturer of gallium arsenide semiconductors, and Harmonic, Inc. (Nasdaq: HLIT), a manufacturer of digital and fiber optic systems.  Mr. Solomon joined APA after a 14-year career at General Instrument Corporation (“GIC”).  At the time of his departure Mr. Solomon was a Corporate Officer, Senior Vice President and Assistant to the CEO and also held a seat on GIC’s Operating Committee.  His principal responsibilities encompassed corporate strategy, worldwide sales and marketing development and interim General Management turnaround assignments. He also successfully started and managed a $30 million corporate venture capital fund designed to provide “a window on technology” for GIC. Mr. Solomon began his GIC career as Vice President of Marketing for the semiconductor division and within two years was promoted to General Manager for that business unit.

Jerry D. Chase has served as our President and Chief Executive Officer and director since February 2008. From September 2004 to July 2007, Mr. Chase was President, Chief Executive Officer and a board member for Terayon Communication Systems, a public cable, telecom and satellite supplier of digital video networking applications. From 2001 to August 2004, Mr. Chase served as the Chairman and Chief Executive Officer of Thales Broadcast & Multimedia (“TBM”), a telecom and test equipment supplier, and from 1998 to 2001 was President and Chief Executive Officer of the U.S. subsidiary of TBM. Mr. Chase began his career as a Pilot and Operations Officer in the U.S. Marine Corps, where he built a strong foundation for leadership, process and crisis management. Following the Marine Corps, he attended Harvard Business School, where he received his MBA.

Curtis Brown has been a member of our Board of Directors since August 2007.  Since February 2005, Mr. Brown has served as Chief Technical Officer for Intelio Technologies, Inc., a networked remote management systems company.  From June 2001 to August 2004, Mr. Brown was Executive Vice President of Research and Development at Lantronix.  Mr. Brown is the inventor on a number of patents, including two of our patents pertaining to XPort® embedded device servers.   Mr. Brown has had a distinguished 30-year career of increasing responsibility in the electronics industry, working for such companies as Iomega Corporation, Hewlett-Packard Company, Connor Peripherals, Inc., Seagate Technology and Quantum Corporation.

Bernard Bruscha has been a member of our Board of Directors since August 2007.  Mr. Bruscha served as Chairman of our Board of Directors from June 1989 to May 2002 and has been our single largest stockholder, currently with ownership of approximately 35% of our outstanding common stock.  A serial entrepreneur for over 20 years, Mr. Bruscha founded several technology distribution and hardware companies.  Since May 2002 Mr. Bruscha has served as Chairman of the Supervisory Board of transtec AG, a computer systems manufacturer and direct computer reseller. Mr. Bruscha is also Managing Director of TL Investment Gmbh and Managing Director of technovest alpha Gmbh located in Tübingen, Germany.  A customer of Lantronix, transtec AG has accounted for less than 4% of Lantronix’s revenues in each quarter of 2007 fiscal year and 2008 fiscal year.

Larry Sanders has been a member of our Board of Directors since December 2007.  Mr. Sanders has been a director at five companies prior to joining Lantronix and also serves on the boards of several civic and charitable organizations.  Mr. Sanders was previously the Chief Executive Officer of Sanera Systems, a startup storage networking company, which was acquired in 2003.  Prior to that, he held Chief Executive Officer positions at Crossroads Systems Corporation from 2000 to 2002 and Fujitsu Computer Products of America from 1995 to 1999.  Mr. Sanders moved to Singapore in 1994 to serve as Vice President, International for Conner Peripherals, a disk drive manufacturer.  From 1984 until 1993, Mr. Sanders held a number of senior management positions, including Senior Vice President of Sales and Marketing and Group President, at Calcomp, a wholly owned subsidiary company of Lockheed Corporation.  Mr. Sanders began his career with IBM Corporation, where he worked for 13 years and held a number of sales, marketing and general management positions.

Howard T. Slayen has been a member of our Board of Directors since August 2000.  From June 2001 to the present, Mr. Slayen has been providing independent financial consulting services to various organizations and clients.  From September 1999 to May 2001, Mr. Slayen was Executive Vice President and Chief Financial Officer of Quaartz Inc., a web-hosted communications business.  From 1971 to September 1999, Mr. Slayen held various positions with PricewaterhouseCoopers/Coopers & Lybrand, including his last position as a Corporate Finance Partner.  Mr. Slayen currently serves on the board of directors of Aehr Test Systems.  He also serves on the boards of directors of the not-for-profit organizations Child Advocates of Silicon Valley and Jewish Family and Children Services of San Francisco.

Thomas M. Wittenschlaeger has been a member of our Board of Directors since September 2007.  Since March 2004, Mr. Wittenschlaeger has served as Chairman and CEO of Raptor Networks Technology, Inc. Raptor Networks engages in the design, production and sale of standards-based, proprietary high-speed network (LAN) switching technologies.  From April 2001 to September 2003, Mr. Wittenschlaeger was Senior Vice President, Corporate Development and Chief Technology Officer of Personnel Group of America, Inc., later renamed Venturi Partners, Inc., a provider of information technology and professional staffing services nationwide.  Prior to joining Personnel Group of America, Mr. Wittenschlaeger spent 16 years at General Motors Hughes Electronics in a variety of positions.  He is a graduate of the United States Naval Academy and served on nuclear attack submarines in the Pacific theatre.

Vote Required

Directors shall be elected by a plurality vote. The seven nominees for director receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes against and abstentions have no legal effect on the election of directors due to the fact that such elections are by a plurality.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES SET FORTH ABOVE

PROPOSAL TWO

AUTHORIZATION OF THE BOARD TO IMPLEMENT, IN ITS DISCRETION, A REVERSE STOCK SPLIT OF OUR OUTSTANDING SHARES OF COMMON STOCK WITH A RANGE OF ONE-THIRD OF A SHARE TO ONE-SIXTH OF A SHARE FOR EACH OUTSTANDING SHARE OF COMMON STOCK, AND TO FILE AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO EFFECT SUCH A REVERSE STOCK SPLIT

We are asking our stockholders to authorize the Board to implement, in its discretion, a reverse split of our outstanding common stock.

Our common stock is quoted on The Nasdaq Capital Market under the symbol “LTRX”.  For our common stock to continue to be quoted on the Nasdaq Capital Market, we must satisfy various listing maintenance standards established by Nasdaq.   Among other things, our common stock must have a minimum bid price of at least $1.00 per share.

Under Nasdaq’s listing maintenance standards, if the closing bid price of shares of our common stock is under $1.00 per share for thirty consecutive trading days and does not thereafter reach $1.00 per share or higher for a minimum of ten consecutive trading days during the one-hundred and eighty calendar days following notification by Nasdaq, Nasdaq may delist our common stock from trading on The Nasdaq Capital Market. In that event, our common stock would trade on the OTC Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. These alternative markets are generally considered to be markets that are less efficient and less broad than The Nasdaq National Market or The Nasdaq Capital Market. We are not currently in compliance with the closing bid price standard, and we have until October 7, 2009 to regain compliance or be delisted.

In response to our common stock minimum bid price of less than $1.00, the Board considered and has authorized a proposed amendment to our Amended and Restated Certificate of Incorporation, to effect a reverse stock split, at the sole discretion of the Board pursuant to Section 242(c) of the Delaware General Corporation Law, to be implemented for the purpose of increasing the market price of our common stock above The Nasdaq Capital Market’s minimum bid requirement.

The Board has unanimously adopted a resolution to amend our Amended and Restated Certificate of Incorporation as set forth in the Certificate of Amendment attached as Appendix A to this Proxy Statement and has recommended that this proposal be presented to our stockholders for approval. Stockholders are now being asked to vote to approve the Certificate of Amendment to the Amended and Restated Certificate of Incorporation, to effect a reverse stock split of our common stock whereby the number of authorized and outstanding shares of common stock would be reduced proportionately by the reverse split ratio. Upon receiving stockholder approval, the Board will have the discretion to determine the reverse split ratio of the number of shares of common stock between and including three and six, which will be combined, converted and exchanged into one share of common stock and to direct the our officers to execute and file the Certificate of Amendment, which shall so specify such ratio, at any time before the first anniversary date of the 2009 Annual Meeting. Furthermore, pursuant to Section 242(c) of the Delaware General Corporation Law, the Board may elect to abandon such proposed amendment without further action by the stockholders.

The following table demonstrates the number of shares of common stock that would be authorized, issued and outstanding, authorized and reserved and authorized and unreserved and unissued following the effective date of a reverse stock split of the Company’s common stock:

	Common Stock Authorized	Common Stock Issued and Outstanding*	Common Stock Authorized and Reserved*	Common Stock Authorized and Unreserved and Unissued*
Current	200,000,000	61,689,246	15,893,440	122,417,314
Assuming 1 for 3 reverse stock split	200,000,000	20,563,082	5,297,813	174,139,105
Assuming 1 for 4 reverse stock split	200,000,000	15,422,312	3,973,360	180,604,328
Assuming 1 for 5 reverse stock split	200,000,000	12,337,849	3,178,688	184,483,463
Assuming 1 for 6 reverse stock split	200,000,000	10,281,541	2,648,907	187,069,552
* Common Stock outstand and reserved is measured as of September 23, 2009. 15,201,639 shares are currently reserved for issuance pursuant to the Company’s equity compensation plans.

Please note that the number of shares of common stock authorized will remain unchanged following the reverse stock split, which will have the effect of increasing the number of authorized but unissued shares of common stock available for future issuance.  The Company has no current plans, proposals or arrangements to issue any of these authorized and unreserved/unissued shares.

The Board believes that stockholder approval of multiple potential exchange ratios (rather than a single exchange ratio) provides the flexibility to achieve the desired results of the reverse stock split. If the stockholders approve this proposal, the reverse stock split would be effected, if at all, only upon a determination by the Board that the reverse stock split is in the best interests of the stockholders at that time. In connection with any determination to effect a reverse stock split, the Board would set the timing for such a split and select the specific ratio from among the ratios set forth herein. No further action on the part of stockholders will be required to either implement or abandon the reverse stock split. The Board reserves its right to elect not to proceed, and abandon, the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of our stockholders.

The text of the form of proposed Certificate of Amendment to our Amended and Restated Certificate of Incorporation, is attached to this proxy statement as Appendix A, provided however, that the text of the Certificate of Amendment is subject to modification to include changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board may deem necessary or advisable to effect a reverse stock split. The Board may also elect not to do the reverse stock split at all.

Reasons for the Reverse Stock Split

The Board believes that a reverse stock split may be desirable for two reasons. The primary reason the reverse stock split is being proposed is to attempt to maintain the eligibility of our common stock for listing on The Nasdaq Capital Market and avoid delisting. Second, the Board believes a reverse stock split could improve the marketability of our common stock. The Board believes that a reverse stock split will result in the market price of our common stock rising to the level necessary to satisfy the $1.00 minimum market price continued listing requirement. However, our common stock may not remain equal to or in excess of $1.00 for a substantial period of time. The market price of our common stock is also based on other factors in addition to the number of shares outstanding, including our future performance.

The Board also believes that the increased market price of our common stock expected as a result of a reverse stock split could improve the marketability of our common stock and encourage interest and trading in the common stock. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. However, it should be noted that a reverse stock split would decrease the total number of shares outstanding, which may impact our liquidity. In addition, if a reverse stock split is implemented, holders of fewer than 100 shares of common stock after the reverse stock split is effected may be charged brokerage fees that are proportionately higher than holders of more than 100 shares of common stock. The Board is hopeful that the anticipated higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of our common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

The Board does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended.

Certain Risk Factors Associated with the Reverse Stock Split

The effect of the reverse stock split upon the market prices for our common stock is difficult to predict, and a decline in the market price of our common stock after the reverse stock split may result in a greater percentage decline than would occur in the absence of a reverse stock split.

Stockholders should note that the effect of the reverse stock split upon the market prices for our common stock cannot be accurately predicted. In particular, there is no assurance that prices for shares of our common stock after the reverse stock split is implemented will be three to six times, as applicable, the price for shares of the common stock immediately prior to the reverse stock split. Furthermore, the proposed reverse stock split may not achieve the desired results that have been outlined above. Any reverse stock split may adversely impact the market price of our common stock and any increased price per share of the common stock immediately after the reverse stock split may not be sustained for any prolonged period of time.

If the reverse stock split is effected and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of our common stock will, however, also is based on our performance and other factors, which are unrelated to the number of shares outstanding.

The reduction in the number of shares outstanding may have an adverse impact on some stockholders who would own “odd-lots” of shares following the reverse stock split, may be construed as having an anti-takeover effect and may adversely affect the liquidity of our common stock.

If implemented, a reverse stock split may result in some stockholders owning “odd-lots” of less than 100 shares of common stock, particularly as the ratio for the reverse stock split increases. Brokerage commissions and other costs of transactions in odd-lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares. The reduction in the number of shares outstanding would also result in an effective increase in the number of authorized but unissued shares of common stock, which may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our Amended and Restated Certificate of Incorporation or Bylaws. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Effects of the Reverse Stock Split on Voting Rights

Proportionate voting rights and other rights of the holders of our common stock would not be affected by the reverse stock split, other than as a result of the payment of cash in lieu of fractional shares as described below. For example, a holder of 1% of the voting power of the outstanding shares of our common stock immediately prior to the effective time of the reverse stock split would continue to hold 1% of the voting power of the outstanding shares of our common stock after the reverse stock split. Although the reverse stock split would not affect the rights of stockholders or any stockholder’s proportionate equity interest in our company, subject to the treatment of fractional shares, the number of authorized shares of our common stock would not be reduced and would increase significantly the ability of the Board to issue authorized and unissued shares without further stockholder action. The number of stockholders of record would not be affected by the reverse stock split, except to the extent that any stockholder holds only a fractional share interest and receives cash for that interest after the reverse stock split.

Effect of the Reverse Stock Split on Stock Option Plans

The reverse stock split would reduce the number of shares of our common stock available for issuance under our stock option plans in proportion to the exchange ratio of the reverse stock split.

We have outstanding stock options and warrants to purchase shares of common stock. Under the terms of the outstanding stock options and warrants, the reverse stock split will effect a reduction in the number of shares of common stock issuable upon exercise of the stock options and warrants in proportion to the exchange ratio of the reverse stock split and will effect a proportionate increase in the exercise price of the outstanding stock options and warrants. In connection with the reverse stock split, the number of shares of common stock issuable upon exercise or conversion of outstanding stock options and warrants will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding.

Effective Date

The reverse stock split would become effective as of 5:00 p.m. Eastern time on the date of filing of the Certificate of Amendment with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the effective date of the reverse stock split, not less than three and not more than six shares, as applicable, of common stock issued and outstanding immediately prior that effective date will be, automatically and without any action on the part of the stockholders, combined, converted and changed into one share of common stock in accordance with the ratio of the reverse stock split determined by the Board within the limits set forth in this proposal.

Payment for Fractional Shares

No fractional shares of common stock would be issued as a result of the reverse stock split. In lieu of any fractional share interest, each holder of common stock who, as a result of the reverse stock split would otherwise receive a fractional share of common stock, will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing sales price of the Company’s common stock on the effective date of the reverse stock split as reported on The Nasdaq Capital Market by (ii) the number of shares of the Company’s common stock held by a holder that would otherwise have been exchanged for a fractional share interest. This amount would be issued to the holder in the form of a check in accordance with the exchange procedures outlined under “Exchange of Stock Certificates” below. Holders of as many as six shares (if the Company were to implement a 6-for-1 reverse stock split) of the Company’s common stock would be eliminated as a result of the payment of fractional shares in lieu of any fractional share interest in connection with the reverse stock split. The exact number of stockholders that would be eliminated as a result of the payment of fractional shares in lieu of the issuance of any fractional share interests will depend on the reverse stock split ratio and the number of stockholders that hold a number of shares less than the reverse stock split ratio.

Exchange of Stock Certificates

Shortly after the effective date of the reverse stock split, each holder of an outstanding certificate theretofore representing shares of our common stock will receive from BNY Mellon Shareowner Services, our transfer agent for the reverse stock split, instructions for the surrender of the certificate to the transfer agent. The instructions will include a form of transmittal letter to be completed and returned to the transfer agent. As soon as practicable after the surrender to the exchange agent of any certificate that prior to the reverse stock split represented shares of our common stock, together with a duly executed transmittal letter and any other documents the exchange agent may specify, the exchange agent shall deliver to the person in whose name the certificate had been issued certificates registered in the name of that person representing the number of full shares of common stock into which the shares of common stock previously represented by the surrendered certificate shall have been reclassified and a check for any amounts to be paid in cash in lieu of any fractional share interest. Each certificate representing shares of common stock issued in connection with the reverse stock split will continue to bear any legends restricting the transfer of the shares that were borne by the surrendered certificates representing the shares of common stock. Until surrendered as contemplated herein, each certificate which immediately prior to the reverse stock split represented any shares of common stock shall be deemed at and after the reverse stock split to represent the number of full shares of common stock contemplated by the preceding sentence.

No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any certificate which prior to approval of the reverse stock split represented any shares of common stock, except that if any certificates of common stock are to be issued in a name other than that in which the certificates for shares of common stock surrendered are registered, it shall be a condition of the issuance that (i) the person requesting the issuance shall pay to us any transfer taxes payable by reason thereof (or prior to transfer of the certificate, if any) or establish to our satisfaction that the taxes have been paid or are not payable, (ii) the transfer shall comply with all applicable federal and state securities laws, and (iii) the surrendered certificate shall be properly endorsed and otherwise be in proper form for transfer.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to the reverse stock split.

Accounting Matters

The reverse stock split will not affect the par value per share of our common stock. As a result, as of the effective time of the reverse stock split, the stated capital attributable to our common stock on its balance sheet will be reduced proportionately based on the reverse stock split ratio selected by the Board, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of our common stock will be restated because there will be fewer shares of our common stock outstanding.

Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material U.S. federal income tax consequences of the reverse stock split, and does not purport to be a complete discussion of all of the possible U.S. federal income tax consequences of the reverse stock split. The summary assumes that the pre-reverse stock split shares were, and the post- reverse stock split shares will be, held as "capital assets" as defined in the Internal Revenue Code of 1986, as amended, referred to as the Code, which generally means property held for investment. It does not address stockholders subject to special rules, such as non-U.S. stockholders, financial institutions, tax-exempt organizations, insurance companies, dealers in securities, traders in securities that elect the mark-to-market method of accounting, mutual funds, S corporations, partnerships or other pass-through entities, U.S. persons with a functional currency other than the U.S. dollar, stockholders who hold the pre-reverse stock split shares as part of a straddle, hedge, integration, constructive sale or conversion transaction, stockholders who hold the pre-reverse stock split shares as qualified small business stock within the meaning of Section 1202 of the Code, stockholders who are subject to the alternative minimum tax provisions of the Code, and stockholders who acquired their pre-reverse stock split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon the provisions of the U.S. federal income tax law as of the date hereof, which is subject to change, possibly with retroactive effect. It does not address tax considerations under state, local, non-U.S, and non-income tax laws. Furthermore, the Company has not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the reverse stock split.

The reverse stock split is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. Assuming the reverse stock split qualifies as a reorganization, a stockholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse stock split shares. The aggregate tax basis of the post-reverse stock split shares received will be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefore, excluding any portion of the holder's basis allocated to fractional shares, and the holding period of the post-reverse stock split shares received will include the holding period of the pre-reverse stock split shares exchanged.

A holder of the pre-reverse stock split shares who receives cash in lieu of a fractional share interest in the post-reverse stock split shares generally will be treated as if the fractional share were issued and then immediately redeemed for cash.  Such holder will recognize gain or loss equal to the difference between the cash received and the portion of the tax basis of the pre-reverse stock split shares allocated to the fractional share interest. This gain or loss will be a capital gain or loss, and will be long term capital gain or loss if the pre-reverse stock split shares were held for more than one year, and short term capital gain or loss if the shares were held for one year or less, as of the effective date.

Information reporting and backup withholding at a current rate of 28% may apply to any cash payments to a non-corporate stockholder in lieu of a fractional share interest in the post-reverse stock split shares, unless a correct taxpayer identification number is furnished and such stockholder certifies that it is not subject to backup withholding on the substitute form W-9 or successor form included in the letter of transmittal or is otherwise exempt from backup withholding.  Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against such stockholder’s U.S. federal income tax liability if the required information is furnished to the Internal Revenue Service.

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT DEPEND UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHODLERS.  ACCORDINGLY, EACH STOCKHOLDER IS ADVISED TO CONSULT HER OR HIS TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HER OR HIM OF A REVERSE STOCK SPLIT.

Required Vote; Recommendation of the Board of Directors

The affirmative vote of a majority of the outstanding shares of stock of the Company is necessary to approve this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” AUTHORIZATION OF THE BOARD TO IMPLEMENT, IN ITS DISCRETION, A REVERSE STOCK SPLIT OF OUR OUTSTANDING SHARES OF COMMON STOCK WITH A RANGE OF ONE-THIRD OF A SHARE TO ONE-SIXTH OF A SHARE FOR EACH OUTSTANDING SHARE OF COMMON STOCK, AND TO FILE AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO EFFECT SUCH A REVERSE STOCK SPLIT

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We are asking our stockholders to ratify the Audit Committee’s selection of McGladrey & Pullen, LLP as our independent registered public accountants for the fiscal year ending June 30, 2010.

McGladrey & Pullen, LLP was engaged in January 2005 and has served as our independent registered public accountants for since then.  A representative of McGladrey & Pullen, LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and be available to answer any appropriate questions.

Audit and Related Fees

The following table is a summary of the fees billed for professional services performed by McGladrey & Pullen, LLP, our independent registered public accountants for the fiscal years ended June 30, 2009 and 2008:

	Years Ended June 30,
Fee Category	2009	2008
Audit fees	$447,305	$502,893
Audit -related fees	-	-
Tax fees	54,770	-
All other fees	-	-
Total fees	$502,075	$502,893

Audit Fees. Consists of fees billed for professional services rendered for the audit of our consolidated financial statements and review of our quarterly interim consolidated financial statements, as well as services that are normally provided by our independent registered public accountants in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Normally consists of fees billed for audits required by statute in certain locations outside the U.S. where we have operations and accounting consultations.  There were no fees billed for this category during the fiscal years ended June 30, 2009 and 2008.

Tax Fees. Consists of fees billed for professional services, including tax advice and tax planning and assistance regarding federal, state and international tax compliance and related services.  McGladrey & Pullen, LLP was engaged to assist the company with their tax compliance during the fiscal year ended June 30, 2009.

All Other Fees. There were no fees for this category during the fiscal years ended June 30, 2009 and 2008.

Before selecting McGladrey & Pullen, LLP, the Audit Committee carefully considered the firm’s qualifications as independent registered public accountants. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review included inquiry concerning any litigation involving McGladrey & Pullen, LLP and any proceeding by the SEC against the firm. In this respect, the Audit Committee concluded that the ability of McGladrey & Pullen, LLP to perform services for us is in no way adversely affected by such litigation or investigation. The Audit Committee’s review also included matters required to be considered under the SEC’s rules on auditor independence, including the nature and extent of non-audit services, to ensure that the auditors’ independence will not be impaired. The Audit Committee pre-approves all audit and non-audit services provided by McGladrey & Pullen, LLP, or subsequently approves non-audit services in those circumstances where a subsequent approval is necessary and permissible. All of the services, if any, provided by McGladrey & Pullen, LLP described under “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were pre-approved by the Audit Committee. The Audit Committee of our Board of Directors has determined that the provision of services by McGladrey & Pullen, LLP other than for audit related services is compatible with maintaining the independence of McGladrey & Pullen, LLP as our independent registered public accountants.

Required Vote; Recommendation of the Board of Directors

The affirmative vote of a majority of the Votes Cast is necessary to approve this proposal. Assuming a quorum is present, abstentions will have the effect of a vote “against” this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF MCGLADREY & PULLEN, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING JUNE 30, 2010

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit Committee of our Board of Directors performs general oversight of our financial accounting and reporting process, systems of internal control, audit process and the process for monitoring compliance with laws and regulations and our Code of Business Conduct and Ethics.  The Audit Committee members are not professional auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accountants.  The Audit Committee oversees our financial reporting process on behalf of the Board of Directors.  Our management has primary responsibility for preparing our financial statements and our financial reporting process, including our system of internal controls.  Our independent registered public accountants, McGladrey & Pullen, LLP, are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.  The Audit Committee meets periodically with the independent registered public accountants, with and without management present, to discuss the results of the independent registered public accountants’ examinations and evaluations of our internal controls and the overall quality of our financial reporting.

For the fiscal year ended June 30, 2009, the Audit Committee met in person seven times.  The members of the Audit Committee took the following actions in fulfilling its oversight responsibilities:

(i)
reviewed and discussed the annual audited financial statements and the quarterly results of operation with management, including a discussion of the quality and the acceptability of our financial reporting and controls as well as the clarity of disclosures in the financial statements;

(ii)
discussed with McGladrey & Pullen, LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

(iii)
received from McGladrey & Pullen, LLP written disclosures and the letter from McGladrey & Pullen, LLP as required by applicable requirements of the Public Company Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with McGladrey & Pullen, LLP its independence; and

(iv)
based on the review and discussion referred to above, recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2009, for filing with the SEC.

The Audit Committee had several meetings dealing with Sarbanes-Oxley Section 404 testing to ensure compliance with regulatory and related guidance.

The Audit Committee
Howard T. Slayen, Chair
Larry Sanders
Thomas M. Wittenschlaeger

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock as of September 23, 2009, by:  (i) each person known by us to be the beneficial owner of more than 5% of our common stock based on filings pursuant to Sections 13(d) or (g) of the Exchange Act; (ii) each of our current directors and nominees for director; (iii) each of our executive officers set forth in the Summary Compensation Table; and (iv) all current directors and executive officers as a group.  Except as otherwise indicated, the address for each person is 15353 Barranca Parkway, Irvine, California 92618.  Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as otherwise indicated in the footnotes to the table, and subject to community property laws, where applicable, the persons and entities identified in the table below have sole voting and investment power with respect to all shares beneficially owned. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes shares of common stock underlying options or warrants held by such person that are exercisable within 60 calendar days of September 23, 2009, but excludes shares of common stock underlying options or warrants held by any other person.  Percentage of beneficial ownership is based on 61,689,246 shares of common stock outstanding as of September 23, 2009.

	Beneficial Ownership
Beneficial Owner Name	Number of Shares	Percentage Ownership
Greater than 5% Stockholders:
TL Investment GmbH (3)	23,711,027	38.4%
Empire Capital Management, LLC, 1 Gorham Island, Westport, CT 06880 (1)	6,230,000	10.1%
Heartland Advisors, Inc./WilliamJ. Nasgovitz, 789 North Water St. Milwaukee, WI 53202 (2)	5,740,000	9.3%

Directors and Executive Officers:
Bernhard Bruscha, Director (3)	23,966,927	38.9%
Howard T. Slayen, Director (4)	624,279	1.0%
Curtis Brown, Director (5)	59,674	*
Larry Sanders, Director (6)	291,808	*
Lewis Solomon, Director (7)	229,934	*
Thomas M. Wittenschlaeger, Director (8)	255,380	*
Jerry D. Chase, President and Chief Executive Officer (9)	408,000	*
Reagan Y. Sakai, Chief Financial Officer and Secretary (10)	286,921	*
All current executive officers and directors as a group (8 persons) (11)	26,122,923	42.3%

* Represents beneficial ownership of less than 1% of the outstanding shares of common stock.

(1)
Based upon information contained in a report in a Schedule 13G/A filed with the SEC on February 13, 2009.  Includes 3,014,641 shares held by Empire Capital Partners, L.P. (“Empire Capital”), and its general partner, Empire GP, LLC (“Empire GP”).  Includes 3,215,359 shares held by Empire Capital Management, LLC (“Empire Management”).  Mr. Scott Fine and Mr. Peter Richards are the Members of Empire GP and Empire Management, and in their capacities direct the operations of Empire GP and Empire Management.

(2)
Based upon information contained in a Schedule 13G/A filed jointly by Heartland Advisors, Inc. and William J. Nasgovitz with the Securities Exchange Commission on February 11, 2009.  6,650,600 shares may be deemed beneficially owned by (1) Heartland Advisors, Inc. by virtue of its investment discretion and voting authority granted by certain clients, which may be revoked at any time; and (2) William J. Nasgovitz, as a result of his ownership interest in Heartland Advisors, Inc.  Heartland Advisors, Inc. and Mr. Nasgovitz each specifically disclaim beneficial ownership of any of our securities.  The Heartland Value Fund, a series of the Heartland Group, Inc., a registered investment company, owns 5,740,000 shares.  The remaining shares are owned by various other accounts managed by Heartland Advisors, Inc. on a discretionary basis.

(3)
Includes 23,711,027 shares held by TL Investment GmbH of which Mr. Bruscha is sole owner.  Includes 255,900 shares of common stock issuable upon exercise of stock options exercisable within 60 days of September 23, 2009.

(4)	Includes 449,279 shares of common stock issuable upon exercise of stock options exercisable within 60 days of September 23, 2009.

(5)	Includes 59,674 shares of common stock issuable upon exercise of stock options exercisable within 60 days of September 23, 2009.
(6)	Includes 264,308 shares of common stock issuable upon exercise of stock options exercisable within 60 days of September 23, 2009.
(7)	Includes 229,934 shares of common stock issuable upon exercise of stock options exercisable within 60 days of September 23, 2009.
(8)	Includes 255,380 shares of common stock issuable upon exercise of stock options exercisable within 60 days of September 23, 2009.
(9)	Includes 270,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of September 23, 2009.
(10)	Includes 181,750 shares of common stock issuable upon exercise of stock options exercisable within 60 days of September 23, 2009.
(11)	Includes an aggregate of 1,966,225 shares issuable upon exercise of stock options within 60 days of September 23, 2009.

DIRECTOR COMPENSATION

Cash Compensation. In fiscal year 2009, each director received $26,000 cash compensation as an annual payment for his services as a director.  The Chairman of the Board and Chairman of the Audit Committee received an additional $10,000 annual payment.  The Chairman of the Compensation Committee and Chairman of the Corporate Governance and Nominating Committee each received an additional $3,000 annual payment.  The annual retainers are based on four in-person meetings per year, one per quarter.  Directors also receive $1,000 for each additional full-day in-person meeting in excess of one meeting per quarter and $500 for each telephonic conference.

Stock Option Program. Members of our Board of Directors who are not employees of ours, or any parent or subsidiary of ours (“Non-Employee Directors”), are eligible to participate in our 2000 Stock Plan. Under the 2000 Stock Plan, Non-Employee Directors are eligible to receive a discretionary grant of non-statutory stock options on the date such Non-Employee Director first joins our Board.  Each Non-Employee Director is also eligible for an additional annual option grant.  The exercise price for these options is 100% of the fair market value of the shares on the date of grant.  These options have a term of ten years; provided, however, that they will terminate earlier depending on different circumstances.

Grants issued on or prior to December 2007 vest as follows: Twelve months after the date of grant, 50% of the options vest.  The balance of 50% vests 1/24 per month each month thereafter, until vested in full; provided, however, the optionee continues to serve on our Board on such dates.

Grants issued to each Non-Employee Director from January 2008 to June 2008 vest as follows: each option vests as to 30% of the shares 12 months after the date of grant, as to 30% of the shares 24 months after the date of grant, and as to 40% of the shares 36 months after the date of grant; provided, however, the optionee continues to serve on the Board on such dates.  Notwithstanding the foregoing vesting schedule, vesting may accelerate upon satisfaction of certain performance criteria related to the Company’s closing stock price on the Nasdaq Capital Market.

Grants issued to each Non-Employee Director during fiscal 2009 fully vest 12 months after the date of grant.

Except as described above, directors do not receive any other compensation for their services as our directors or as members of committees of the Board of Directors.

We do not anticipate any changes to non-employee director compensation for fiscal year 2010.

The table below summarizes the compensation paid by us to non-employee directors for the fiscal year ended June 30, 2009:

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation
Name	($) (1)	($) (2)	($) (2)	($)	($)	($)	Total ($)
Lewis Solomon	31,550	-	63,304	-	-	-	94,854
Curtis Brown	26,700	49,096	28,477	-	-	-	104,272
Bernhard Bruscha	-	-	70,861	-	-	-	70,861
Larry Sanders	29,200	-	74,230	-	-	-	103,430
Howard T. Slayen	37,700	-	89,994	-	-	-	127,694
Thomas M. Wittenschlaeger	30,550	-	69,425	-	-	-	99,975

(1)        For a description of annual non-employee director retainer fees and retainer fees for chair positions, see the disclosure above .
(2)        The amounts shown are the compensation costs (disregarding an estimate for forfeitures) recognized in our financial statements for the 2009 fiscal year related to grants of stock awards and stock options to each non-employee director in 2009 and prior years, to the extent we recognized compensation cost in 2009 fiscal year for such awards in accordance with the provisions of SFAS 123R. For a discussion of the valuation assumptions used in the SFAS 123R calculations, see Note 7 of Notes to Consolidated Financial Statements, included in Part IV, Item 15 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2009, referred to in this proxy statement as our fiscal 2009 Form 10-K.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth summary information concerning compensation earned during the 2009 and 2008 fiscal years by all persons who served as an executive officer at any time (referred to as the “Named Executive Officers”).

Summary Compensation Table for 2009 and 2008 Fiscal Years

		Salary	Bonus	Stock Awards	Option Awards	All Other Comp- ensation
Name and Principal Position	Year	($)	($)	($) (1)	($) (1)	($)	Total ($)
President & CEO, Jerry D. Cie (2)	2009	348,410	92,675	70,837	153,090	34,559	699,571
CFO, Reagan Y. Sakai (3)	2009	236,539	-	26,584	85,303	9,196	357,621
President & CEO, Jerry D. Cie (4)	2008	116,308	65,000	4,150	56,133	3,231	244,822
CFO, Reagan Y. Sakai (5)	2008	250,000	35,000	-	60,770	12,875	358,645
Former CEO, Marc H. Nussbaum (6)	2008	101,711	-	-	27,624	6,104	135,439

(1)
The amounts shown are the compensation costs recognized (disregarding an estimate for forfeitures) in our financial statements for fiscal year 2009 and 2008 related to grants of stock options or restricted stock to each employee in 2009 and 2008 and prior years, to the extent we recognized compensation cost in fiscal year 2009 and 2008 for such awards in accordance with the provisions of SFAS 123R. For a discussion of the valuation assumptions used in the SFAS 123R calculations, see Note 7 of Notes to Consolidated Financial Statements, included in Part IV, Item 15 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2009 and 2008, referred to in this proxy statement as our fiscal 2009 and 2008 Form 10-K.   All option grants during fiscal 2009 and 2008 were made under our 2000 Stock Plan.

(2)
Mr. Chase’s bonus was pursuant to his employment agreement.  All Other Compensation amounts consisted of payments related to relocation assistance of $24,559 pursuant to Mr. Chase’s employment agreement and his automobile allowance of $10,000.

(3)	All Other Compensation amounts consisted of payment of Mr. Sakai’s automobile allowance of $8,450 and 401(k) match of $746.
(4)	Mr. Chase’s bonus was a signing bonus pursuant to his employment agreement. All Other Compensation amounts consisted of payment of Mr. Chase’s automobile allowance of $3,231.
(5)
Mr. Sakai’s bonus was approved by the Board of Director’s as compensation for his role as interim CEO.  All Other Compensation amounts consisted of payment of Mr. Sakai’s automobile allowance of $8,450 and 401(k) match of $4,425.

(6)
Mr. Nussbaum resigned as our Chief Executive Officer and President in September 2007.  All Other Compensation amounts consisted of payment of Mr. Nussbaum’s automobile allowance of $2,998 and 401(k) match of $3,106.

Outstanding Equity Awards

The table below shows all outstanding equity awards held by our Named Executive Officers at the end of fiscal year ended June 30, 2009.

Outstanding Equity Awards at 2009 Fiscal Year End

	Option Awards						Stock Awards
	Number of Securities	Number of Securities					Number of Shares of Stock		Market Value of Shares of
	Underlying	Underlying					That		Stock
	Unexercised	Unexercised			Option	Option	Have Not		That Have
	Options (# )	Options (#)	Grant		Exercise	Expiration	Vested		Not Vested
Name	Exercisable	Unexercisable	Date		Price ($)	Date	(#)		($) (6)
Jerry D. Chase	270,000	630,000	2/19/2008	(1)	0.83	2/19/2018	502,000	(4)	230,920
Reagan Y. Sakai	93,750	56,250	12/1/2006	(2)	1.52	12/1/2016	250,000	(5)	115,000
	13,000	-	11/19/2007	(3)	0.98	11/19/2017	-		-
	75,000	175,000	2/29/2008	(1)	0.72	2/28/2018	-		-

(1)
The grant cliff vests over 3-years at the rate of 30% of the shares on the first anniversary, 30% of the shares on the second anniversary, and 40% of the shares on the third anniversary;  or accelerated vesting upon the Company’s stock price reaching the following thresholds for 120 consecutive days: (i) 30% vests at $1.50; (ii) 30% vests at $2.50; and (iii) 40% vests at $4.00.

(2)	25% of the stock options vest on the anniversary of the grant date and the remaining 75% of the stock options vest monthly at 1/36 per month for the next 36 months.
(3)	25% vest each quarter ending December 31, 2008.
(4)
Represents 70,000 unvested shares granted on 2/19/2008 that cliff vest over 3-years at the rate of 30% of the shares on the first anniversary, 30% of the shares on the second anniversary, and 40% of the shares on the third anniversary;  or accelerated vesting upon the Company’s stock price reaching the following thresholds for 120 consecutive days: (i) 30% vests at $1.50; (ii) 30% vests at $2.50; and (iii) 40% vests at $4.00, and 432,000 unvested shares granted on 11/13/2008 that cliff vest on a pro rata basis over 4 years beginning September 1, 2009.

(5)	250,000 unvested shares granted on 11/13/2008 that cliff vest on a pro rata basis over 4 years beginning September 1, 2009.
(6)	Market value based on the June 30, 2009 closing stock price of $0.46 multiplied by the shares of stock that have not vested.

Post-Employment and Change-in-Control Payments

No Named Executive Officer has or had an employment agreement that provides for a specific term of employment. Accordingly, the employment of each executive officer may be terminated at any time at the discretion of the Board of Directors.

We have entered into agreements with each of our Named Executive Officers that provide certain benefits upon the termination of his employment under certain prescribed circumstances. Those agreements are summarized below:

Jerry D. Chase - President and Chief Executive Officer.  In February 2008, we entered into a severance agreement with Mr. Chase. If within six months after a change in control (as defined in the severance agreement) occurs, and either (i) we terminate Mr. Chase without cause or (ii) Mr. Chase resigns with good reason, we will continue to pay him 150% of his then current base salary and incentive bonus target in regular payroll installments and continue certain of his employee benefits for one year after his termination date. In addition, upon such a termination event, Mr. Chase’s outstanding unvested stock options will immediately vest in full.

If we either (i) terminate Mr. Chase without cause or (ii) Mr. Chase resigns with good reason, we will continue to pay him 100% of his then current base salary and incentive bonus target in regular payroll installments and continue certain of his employee benefits for one year after his termination date.

Under Mr. Chase’s agreement, “cause” is generally defined as: (i) executive’s commission of a felony or misdemeanor or his possession, use or sale of a controlled substance (other than the use or possession of legally prescribed medication used for its prescribed purpose); (ii) executive’s significant neglect, or materially inadequate performance of, his duties as an employee of Lantronix; (iii) executive’s breach of a fiduciary duty to us or our stockholders; (iv) executive’s willful breach of duty in the course of his employment; (v) executive’s material violation of our personnel or business policies; (vi) executive’s willful misconduct; (vii) executive’s death; or (viii) executive’s disability. For purposes of the agreement, executive shall be considered disabled if executive has been physically or mentally unable to perform his essential job duties hereunder for (x) a continuous period of at least 120 days or (y) a total of 150 days during any 180 day period, and executive has not recovered and returned to the full time performance of his duties within 30 days after written notice is given to executive by us following such 120 day period or 180 day period, as the case may be.

Under Mr. Chase’s agreement, “good reason” is generally defined as: (i) we substantially lessen executive’s title; (ii) we substantially reduces executive’s senior authority; (iii) we assign material duties to executive which are materially inconsistent with executive’s then-current status; (iv) we reduce executive’s base salary or benefits from that in effect at (A) the execution date if the executive resigns with good reason after we have entered into a definitive agreement for a change of control, or (B) the time of the consummation of the change of control if the executive resigns during the period beginning on the date of the consummation of a change of control, and ending on the two-year anniversary date of the consummation of such change of control, (unless, in either case, such reduction is in connection with a salary or benefit reduction program of general application at executive’s level);  (v) we require executive to be based more than 50 miles from his present office location, except for required travel consistent with executive’s business travel obligations; or (vi) we fail to obtain the assumption of the agreement by any successor or assignee of Lantronix.

The following table presents the calculation of potential payments upon Mr. Chase’s termination or change in control assuming that such event had occurred on June 30, 2009:

	Estimated Value of Change in Control and Severance
Compensation and Benefits	NEO Termination for Good Reason or Without Cause Related to a Change of Control ($)	NEO Termination for Good Reason or Without Cause Unrelated to a Change of Control ($)
Base Salary	540,000	360,000
Bonus (1)	375,000	250,000
Acceleration of Vesting of Stock Options (2)	5,040	-
Benefits (3)	16,984	16,984

(1)	Cash incentive bonus per employment agreement.
(2)
The amount shown as the value of each option represents the fair value of that option estimated by using the Black-Scholes option pricing model, in accordance with the provisions of SFAS 123R, multiplied by the assumed number of option shares vesting on an accelerated basis on June 30, 2009.

(3)
Represents the aggregate value of the continuation of certain employee benefits after the date of termination. For the purposes of this calculation, expected costs have not been adjusted for any actuarial assumptions related to mortality, likelihood that the executives will find other employment, or discount rates for determining present value.

Reagan Y. Sakai - Chief Financial Officer and Secretary.  In June 2007, we entered into a severance agreement with Mr. Sakai. If a change in control occurs (as defined in the severance agreement) , and either (i) we terminate Mr. Sakai without cause or (ii) Mr. Sakai resigns with good reason, we will continue to pay him his then current base salary in regular payroll installments and continue certain of his employee benefits for one year after his termination date. We will also pay Mr. Sakai a cash bonus equal to the highest amount of bonus incentive cash compensation paid to Mr. Sakai for services in any past one-year period (if any) or 100% of the Mr. Sakai’s target bonus (if any) approved by the Board of Directors.  In addition, upon such a termination event, Mr. Sakai’s outstanding unvested stock options will immediately vest in full and his options will remain exercisable for 24 months from the date of termination (but not beyond the expiration of their respective maximum terms).

If we terminate Mr. Sakai without cause we will continue to pay him his then current base salary in regular payroll installments and continue certain of his employee benefits for nine months after his termination date. We will also pay Mr. Sakai a prorated cash bonus based on the percentage of the current bonus period during which Mr. Sakai was included in the bonus plan and the actual bonus pool amount for the position granted by our Board of Directors for the current bonus period.  In addition, upon such a termination event, Mr. Sakai’s vested options will remain exercisable for 18 months from the date of termination (but not beyond the expiration of their respective maximum terms).

Under Mr. Sakai’s agreement, “cause” is generally defined as: (i) executive’s commission of a felony or misdemeanor or his possession, use or sale of a controlled substance (other than the use or possession of legally prescribed medication used for their prescribed purpose); (ii) executive’s significant neglect, or materially inadequate performance of, his duties as an employee of Lantronix; (iii) executive’s breach of a fiduciary duty to us or our shareholders; (iv) executive’s willful breach of duty in the course of his employment; (v) executive’s material violation of our personnel or business policies; (vi) executive’s willful misconduct; (vii) executive’s death; or (viii) executive’s disability. For purposes of the agreement, executive shall be considered disabled if executive has been physically or mentally unable to perform his essential job duties hereunder for (x) a continuous period of at least 120 days or (y) a total of 150 days during any 180 day period, and executive has not recovered and returned to the full time performance of his duties within 30 days after written notice is given to executive by us following such 120 day period or 180 day period, as the case may be.

Under Mr. Sakai’s agreement, “good reason” is generally defined as: (i) we substantially lessen executive’s title; (ii) we substantially reduces executive’s senior authority; (iii) we assign material duties to executive which are materially inconsistent with executive’s then-current status; (iv) we reduce executive’s base salary or benefits from that in effect at (A) the execution date if the executive resigns with good reason after we have entered into a definitive agreement for a change of control, or (B) the time of the consummation of the change of control if the executive resigns during the period beginning on the date of the consummation of a change of control, and ending on the two-year anniversary date of the consummation of such change of control, (unless, in either case, such reduction is in connection with a salary or benefit reduction program of general application at executive’s level);  (v) we require executive to be based more than 50 miles from his present office location, except for required travel consistent with executive’s business travel obligations; or (vi) we fail to obtain the assumption of the agreement by any successor or assignee of Lantronix.

The following table presents the calculation of potential payments upon Mr. Sakai’s termination or change in control assuming that such event had occurred on June 30, 2009:

	Estimated Value of Change in Control and Severance
Compensation and Benefits	NEO Termination for Good Reason or Without Cause Related to a Change of Control ($)	NEO Termination for Good Reason or Without Cause Unrelated to a Change of Control ($)
Base Salary	250,000	187,500
Bonus (1)	150,000	150,000
Acceleration of Vesting and Extension of Exercise Term of Stock Options (2)	19,650	-
Extension of Exercise Term of Stock Options (2)	-
Benefits (3)	15,434	11,576

(1)	Assumes a TIP bonus payout of 60% of base salary is earned and paid at 100% of target.
(2)
The amount shown as the value of each option represents the fair value of that option estimated by using the Black-Scholes option pricing model, in accordance with the provisions of SFAS 123R, multiplied by the assumed number of option shares vesting on an accelerated basis on June 30, 2009 and taking into account the extended 24-month post-employment exercise period for each such option.

(3)
The amount shown as the value of each option represents the fair value of that option estimated by using the Black-Scholes option pricing model, in accordance with the provisions of SFAS 123R, multiplied by the assumed number of vested options shares and taking into account the extended 18-month post-employment exercise period for each such option.

(4)
Represents the aggregate value of the continuation of certain employee benefits after the date of termination. For the purposes of this calculation, expected costs have not been adjusted for any actuarial assumptions related to mortality, likelihood that the executives will find other employment, or discount rates for determining present value.

Compensation Committee Interlocks and Insider Participation

No director serving on the Compensation Committee during any part of fiscal year 2009 was, at any time either during or before such fiscal year, an officer or employee of the Company or any of its subsidiaries. No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed during the last fiscal year.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and beneficial owners of more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC.  Copies of these filings must be furnished to us.  Based solely upon a review of the forms filed with the SEC by our officers, directors and beneficial owners of 10% or more of our common stock regarding their ownership of, and transactions in, our common stock and upon written representations from such persons that no additional forms were required, we believe that during fiscal 2009 all Section 16(a) reports were timely filed.

Policies and Procedures with Respect to Related Party Transactions

Our Board of Directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest.

Our Audit Committee charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions.  Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which:

•	we are a participant;
•	the amount involved exceeds $120,000; and
•
an executive officer, director or director nominee, or any person who is known to be the beneficial owner of more than 5% of our common stock, or any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock had or will have a direct or indirect material interest.

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to our Code of Ethics. Under our Standards of Business Conduct, directors, officers and all other members of the workforce are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest.  All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.

All related party transactions shall be disclosed in our applicable filings with the SEC as required under SEC rules.

Related Party Transactions

           Three international customers, transtec AG, barix AG and Triple Stor GmbH are related parties due to common ownership by Bernhard Bruscha, our largest stockholder and current member of the Board of Directors, accounted for approximately 2% of our net revenues for both the 2009 and 2008 fiscal years.

Thomas W. Burton, a former director on the Board of Directors, currently has an outstanding loan from us pursuant to a non-recourse promissory note, dated April 16, 2001, with a current aggregate principal amount owed to us of $94,000 as of June 30, 2009.  The note bears an interest rate of 5.19% per annum, compounded annually. Mr. Burton executed the note for a loan from us for Mr. Burton to pay income tax liabilities he incurred as a result of various exercises of stock options to purchase our common stock.  No amounts were paid by Mr. Burton during 2009 fiscal year.

Indemnification and Insurance

Our Certificate of Incorporation and Bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by Delaware law. We have also entered into indemnification agreements with our officers and directors containing provisions that may require us, among other things, to indemnify our officers and directors against liabilities that may arise by virtue of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.  We are currently involved in litigation under which indemnification claims might be made.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549 or at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov and through our website at www.lantronix.com.

If you would like to inquire about stock transfer requirements, lost certificates and change of stockholder address, please call our transfer agent, BNY Mellon Shareowner Services at (800) 522-6645. You may also visit their web site at www.melloninvestor.com  for step-by-step transfer instructions.

BY ORDER OF THE BOARD OF DIRECTORS

Irvine, California
October 9, 2009

APPENDIX A

CERTIFICATE OF AMENDMENT
TO THE AMEDNED AND RESTATED CERTIFICATE OF INCORPORATION
OF LANTRONIX, INC.

A Delaware Corporation

Lantronix, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:
A: The name of this Corporation is Lantronix, Inc.
B: Pursuant to Section 242 of the Delaware General Corporation Law, this Certificate of Amendment hereby amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation by deleting the first paragraph of Article IV and substituting therefor a new first paragraph to read in its entirety as follows:

ARTICLE IV

This corporation is authorized to issue two classes of shares to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is two hundred five million (205,000,000) shares. The number of shares of Common Stock authorized is two hundred million (200,000,000) shares. The par value of each share of Common Stock is $0.0001 per share. The number of shares of Preferred Stock authorized is five million (5,000,000) shares.  The par value of each share of Preferred Stock is $0.0001 per share.  Upon filing of this Certificate of Amendment, each [three (3) to six (6)]* outstanding shares of Common Stock shall automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock.  No fractional shares shall be issued and, in lieu thereof, any holder of less than one (1) share of Common Stock shall be entitled to receive cash for such holder’s fractional share based upon the closing sales price of the corporation’s Common Stock as reported on the NASDAQ Global Market, as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.

C: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.
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IN WITNESS WHEREOF, Lantronix, Inc. has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by Jerry D. Chase, its President and Chief Executive Officer, this [      ] day of September, 2009.

LANTRONIX, INC.

______________________________________
Jerry D. Chase
President and Chief Executive Officer

* These amendments approve the combination of any whole number of shares of Common Stock between and including three (3) and six (6) into one (1) share of Common Stock and a corresponding reduction in the total number of shares of Common Stock that the Corporation is authorized to issue. By these amendments, the stockholders would approve each of the four amendments proposed by the Board of Directors. The Certificate of Amendment filed with the Secretary of State of the State of Delaware will include only that amendment determined by the Board of Directors to be in the best interests of the Corporation and its stockholders. The other three proposed amendments will be abandoned. The Board of Directors may also elect not to do any reverse split and corresponding reduction in the total number of shares of Common Stock that Corporation is authorized to issue, in which case all four proposed amendments will be abandoned. In accordance with the resolutions to be adopted by the stockholders, the Board of Directors will not implement any amendment providing for a different split ratio.

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